EXHIBIT 99.1
EZCORP DISCONTINUES FLORIDA CREDIT SERVICES BUSINESS
AUSTIN, Texas (June 17, 2008) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it will cease operations in its eleven EZMONEY credit services stores in Florida.
The Florida Office of Financial Regulation had previously filed an administrative action against EZCORP alleging that the Florida business model used in the eleven adjoined EZMONEY stores was in violation of the state usury law. On March 25, an administrative law judge recommended that the Office of Financial Regulation issue a cease and desist order against EZMONEY’s credit services operations in Florida. This was issued on Thursday, June 12, by the Office of Financial Regulation and a requested Stay was denied on Monday, June 16, by the First District Court of Appeal.
Joe Rotunda, President & CEO of EZCORP, stated, “We disagree with the finding of the administrative law judge and the subsequent Office of Financial Regulation order. On June 13, we filed a Notice of Appeal with the First District Court of Appeal of Florida. Most disappointing is that a Motion for Stay Pending Appeal of the decision was denied. Consequently, we will close our eleven EZMONEY credit service organization stores in Florida pending the outcome of our appeal process.”
Rotunda concluded, “We anticipate taking a charge in the June quarter of approximately $800,000 associated with closing these eleven adjoined stores. Even with the charge, we’re confident that we will achieve at least our guidance of 21 cents earnings per share for the quarter. Discontinuing this business in Florida will not have a material impact on future earnings and this action will have no effect on our Florida pawn operation.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 26 Mexico Empeño Fácil locations open on March 31, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 462 EZMONEY locations, including the eleven Florida stores to be closed, and 73 EZPAWN locations open on March 31, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the expected impact of closing these stores and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.